Exhibit 99.1

AquaCell Technologies, Inc.
American Stock Exchange Symbol: AQA

                                                            May 20, 2004

Dear Stockholders:

We would like to share with you, our fellow stockholders, an update on the exciting things going on in our company. The business model we have developed for our AquaCell Media subsidiary is coming to fruition, and due to several inquiries from stockholders about this program, we believe it is prudent to bring you up to date and explain in greater detail where we are now and where we are going with this program.

The Product
-----------

Utilizing our patented technology we redesigned our self-filling water cooler to streamline the manufacturing process, which has reduced our manufacturing cost and allowed us to increase productivity. This new model, the Aquacell 1000 Bottled Water Cooler System, has the filtration system mounted inside the cooler. It includes the same NSF approved filter utilized by nearly every fast-food restaurant (including McDonald's and Taco Bell) and convenience store across the country for the filtering of water used in the Pepsi or Coke beverage dispenser. The filter is manufactured by Everpure, a water industry leader with more than 70 years of water filtration expertise.

The Aquacell 1000 automatically refills the permanently attached five-gallon bottle with freshly filtered water, providing bottled water without the inconveniences associated with hauling, storing and changing heavy and bulky five-gallon bottles.

With our increased manufacturing capabilities, we now have in our inventory approximately 2000 finished Aquacell 1000 coolers, with an additional 1000 in work in process.

The Program:  "Message On The Bottle"
-------------------------------------

Through our unique "Message On The Bottle" advertising program, we place our Aquacell 1000 Bottled Water Cooler Systems into targeted locations and sell the advertising space on the bottle band of the permanently attached five gallon bottle, in essence creating a billboard on the water cooler.

Our AquaCell Media subsidiary installs the Aquacell 1000 free of charge to the location under a five-year agreement and retains ownership of the "billboard" water cooler. Revenue is generated through the sale of the advertising space to companies that have products or services pertinent to the location. (For example: On coolers installed in drug stores, health and beauty care products would be advertised. On coolers installed in physician's offices, over the counter and/or brand or generic prescription drugs would be advertised.)

The Advertisers
---------------

Advertisers have found that trying to reach consumers with their brand message is becoming increasingly difficult as media habits are changing. Between channel surfing, mouse clicking and page turning, it's tough for advertisers to get their message in front of an audience long enough to make an impression.

By participating in our "Message On The Bottle" program and placing an ad on our patented self-filling coolers installed in strategic locations, advertisers can target consumers who will get the message in a pertinent time frame. As they fill up their cup, the ad message gets face-to-face impact - they can't miss it!


               10410 TRADEMARK STREET * RANCHO CUCAMONGA, CA 91730
         (909) 987-0456   TOLL FREE:(800) 326-5222   FAX:(909) 987-6306
                                 www.aquacell.com

Through our association with Beau Dietl & Associates, we have been able to introduce our program to top advertising agencies, as well as directly to executives at many large corporations. These include renowned agencies such as Grey Worldwide and Deutsch Advertising (owned by Interpublic Group), and companies such as Johnson and Johnson, Glaxo Smith Kline, Pfizer, Novartis, Proctor & Gamble, and Del Laboratories who manufactures products such as Orajel(R) and the Sally Hansen(R) product line.

The reception that the program has received has been outstanding. Due to the nature of the long-term scheduling of the advertising industry, the implementation of the programs unfortunately take longer than we like. However, we expect that our patience will be paying off in the near future, as we are close to receiving final approvals for advertising from several companies.

The Locations
-------------

Over the past several months we have been working diligently to secure retail locations through our association with J DeKama and Associates. Joe DeKama, former Executive Vice President and head of sales and marketing of Fabrege, has developed close working relationships with the executive management of the nation's largest retailers. Through these relationships we have initially installed systems in New York based Duane Reade stores as well as in Rite Aid, and are awaiting the final paperwork for chain-wide rollouts. We are also working with CVS (who recently acquired Eckerd), and other drug store chains, as well as Chain Drug Marketing Association, comprised of 150 members representing 8000 small-chain and independent stores.

Through our association with Michael Dougherty, who recently retired from Unilever after serving 25 years with the company, most recently as its Vice President of Sales for the Supermarket Division, we are expanding the offering to include supermarkets, and have recently installed our first system in a Northern California based supermarket chain. The supermarket program will open the door for a broader base of advertisers. Other retail locations, such as Cohen Fashion Optical, a 400-store chain located in the New York area with whom we are finalizing a program, further indicates the broad appeal for the systems at the retail level.

We are excited about the reception that the coolers have received in the retail locations where they have been installed. One manager commented, "I've never seen anything like it. They're lined up at the cooler and we can't keep the cups in stock!"

Having been in a "catch-22" situation, until very recently we have been reluctant to ship coolers until we had a more clear direction on where the first advertisers would want them to be located. Having resolved that quandary, we are now preparing to ship to the retail locations.

Given the complexity of rules and regulations imposed on doctors' offices involving pharmaceuticals and insurance companies, and given our ability to place large numbers of coolers in retail locations as mentioned above, we have decided to roll out the doctor's program in conjunction with a marketing partner for promotion of a healthy lifestyle, as phase two of the program.

See Our Ad
----------

In our negotiations with Proctor & Gamble, they raised a potential concern of their compliance with the Robinson Patman Act, and potential violation if our program was not offered across the entire class of trade - including drug stores, supermarkets with pharmacies and other retailers such as mass merchants, club stores and independent
stores carrying P&G products.   At their suggestion, we ran ads in trade
magazines to provide these groups with our offering of a free water cooler.

Please visit our website at www.aquacell.com, to view our ad that appeared in Chain Drug Review, Drug Store News and Mass Merchant Retailer, as well as articles written in those publications about our company and the "Message On The Bottle" advertising program

Cost per thousand
-----------------

Advertising cost efficiency is typically measured in cost-per-thousand. In comparing our "Message On The Bottle" to other medias, given our highly targeted advertising, we offer a less-expensive way for advertisers to reach the consumer. Although media is typically sold by demographics that reach a targeted audience, the standard demographics of age, gender and income levels are still extremely broad.

The chart below compares the cost-per-thousand of other static advertising medias to our "Message On The Bottle" program. Of these, we have the only ad mechanism that encourages an impulse purchase.

                           Media               Cost Per Thousand
                --------------------------     -----------------
                Newspaper (1/2 page)                 $34.43
                Magazine                             $ 9.35
                Outdoor Billboard                    $ 4.24
                Transit Shelter                      $ 1.48
                "Message On the Bottle"
                    -Drug Store Locations            $ 1.60
                    -Supermarkets                    $ 0.80

The Numbers
-----------

AquaCell's exclusive "Message On The Bottle" advertising program will provide significant revenues and high gross margins. Since the coolers, or "advertising billboards", are placed in locations on a five-year agreement, the Company is able to amortize the installed cost of the cooler over the sixty-month term of the agreement. With a cost of $545, inclusive of material costs and labor as well as shipping and installation, the monthly amortized cost per cooler is $9.10.

Our cost for advertising is based upon the number of locations contracted for per advertiser. As shown in the chart below, gross margins are significant.

                                            Number of Locations Per Advertiser

                                             250      1,000     5,000    20,000+
                                          --------  --------  --------  --------
Monthly Advertising Revenue Per Cooler     $85.00    $65.00    $55.00    $45.00
Monthly Amortization of Cooler Cost        $ 9.10    $ 9.10    $ 9.10    $ 9.10
                                          --------  --------  --------  --------
Gross Margin Per Cooler                    $75.90    $55.90    $45.90    $35.90
                                          ========  ========  ========  ========
Gross Margin Percentage                     89.3%       86%     83.5%     79.8%

Financing
---------

In order to be able to implement our plan, we have raised net equity of approximately $3.5 million since the fiscal year ended June 30, 2003, to enable the Company to move forward with this program. Our ability to raise equity financing without incurring debt is of utmost importance to shareholders, as it allows management to make decisions to implement its plan without being hampered by potential restrictions imposed by lenders.

In addition, as shown in the chart below, we have the possibility of future financing though the exercise of warrants previously issued through April of 2004, which could generate up to approximately $17,736,000 in additional cash without further dilution to stockholders. *

       Exercise price      Number of Shares     Cash To Be Generated
      ----------------     ----------------     --------------------
       $1.90 and under           3,284,000              $ 4,772,000
        $3.00 to $4.00           2,243,000              $ 8,804,000
            Over $4.00             795,000                4,160,000
                                 ---------              -----------
                                 6,322,000              $17,736,000
                                 =========              ===========
                 * There is no assurance that these warrants will be exercised.

Increased Trading Volume
------------------------

We have been encouraged by the increase in the trading volume of the stock. For the twelve months ended March 31, 2004 the number of shares traded increased to 13,430,852 as compared to 2,884,899 for the twelve months ended March 31, 2003, representing an increase of 365%,



I hope this gives you a clearer picture of what we are doing, and why it has taken so long to generate results. If you have any questions or need any additional information, please feel free to call me at (800) 326-5222.

Thank you for your patience and continued support.


Best regards,

/s/ James C. Witham

James C. Witham
Chairman of the Board
Chief Executive Officer


Safe Harbor.
------------
Statement Under the Private Securities Litigation Reform Act of 1995.
---------------------------------------------------------------------
Certain statements in this letter constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Forward-
looking statements include, but are not limited to, statements about: our ability to continue relationships with customers; our ability to offer our products at competitive prices; our ability to maintain our listing on the American Stock Exchange; and our ability to use the most current technology for our products.